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                                                                   EXHIBIT 99.1
                                JagNotes.com Inc.


For Immediate Release:

Contacts:
Stephen J. Schoepfer, EVP & COO
JagNotes.com Inc.
(888) 828-4174
steve@jagnotes.com

        JagNotes.com Inc. Announces Retention of D.F. King & Co., Inc. as "Information Agent" in Connection with Recapitalization

Boca Raton, FL, March 13, 2002 -- JagNotes.com Inc. (OTC B.B: JNOT) announced today that it has retained the services of D.F. King & Co., Inc. to act as "Information Agent" in connection with the implementation of the final stage of the Company's approved plan of recapitalization. In this capacity, D.F King's services will include answering stockholder questions regarding the recapitalization and, in particular, questions regarding the procedures for obtaining stock certificates from their brokers and transmitting them to the transfer agent in exchange for the new Class A and Series 1 Class B common stock of JAG Media Holdings, Inc. Additional copies of the "Letter of Transmittal," which the Company commenced mailing to stockholders yesterday, can also be obtained directly from D.F. King. Stockholders with questions should contact D.F. King directly at (800) 669-5550 or (212) 269-5550.

About D.F. King & Co., Inc.

D.F. King & Co., Inc. is an investor communications firm providing specialized services to more than 500 public companies in North America and Europe. The firm also assists clients in planning and implementing investor relations and financial media relations programs to communicate more effectively with existing investors and to attract new investors on a year-round basis.

About JagNotes.com Inc.

JagNotes.com Inc. is a leading provider of Internet-based equities research and financial information that offers its subscribers a variety of stock market research, news, commentary and analysis, including "JAG Notes", the Company's flagship early morning consolidated research product. The Company also offers, through its wholly-owned subsidiary, JAG Company Voice LLC, its "Company Voice" service which provides publicly traded companies with production services and distribution for their corporate messages in streaming video/audio format. The Company's websites are located at www.jagnotes.com and www.thecompanyvoice.com.


Safe Harbor Statement - Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements, with words such as "Anticipate, "believe," "expect," "future," "may," "will," "should," "plan," "projected," "intend," and similar expressions to identify forward-looking statements. These statements are based on the Company's beliefs and the assumptions it made using information currently available to it. Because these statements reflect the Company's current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the results discussed in the forward-looking statements. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to the Company's periodic filings with the Securities and Exchange Commission.

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